Exhibit 10.8
DEED OF AMENDMENT AND RESTATEMENT OF SHAREHOLDER AGREEMENT

RAYONIER CANTERBURY LLC

WAIMARIE FORESTS PTY LIMITED

MATARIKI FORESTRY GROUP

MATARIKI FORESTS

PHAUNOS TIMBER LIMITED

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DEED dated July 1, 2021

PARTIES

A.RAYONIER CANTERBURY LLC, a limited liability company incorporated in Delaware having its registered office at 1 Rayonier Way, Wildlight, FL 32097 (RCL);
B.WAIMARIE FORESTS PTY LIMITED a limited liability company incorporated in Australia having its registered office at c/- Grant Thornton, Level 17, 383 Kent Street, Sydney NSW 2000, Australia (WFL);
C.MATARIKI FORESTRY GROUP, an unlimited liability company incorporated in New Zealand having its registered office at level 5, 32 – 34 Mahuhu Crescent, Auckland 1010, New Zealand (MFG);
D.MATARIKI FORESTS, an unlimited liability company incorporated in New Zealand having its registered office at level 5, 32 – 34 Mahuhu Crescent, Auckland 1010, New Zealand (MF); and
E.PHAUNOS TIMBER LIMITED a limited liability company incorporated in Guernsey having its registered office at c/- JTC Fund Solutions (Guernsey) Limited, Ground Floor, Dorey Court Admiral Park, St Peter Port, Guernsey GY1 2HT (Phaunos).
INTRODUCTION
The parties wish to amend the Shareholder Agreement in relation to Matariki Forestry Group and Matariki Forests (originally entered into on 15 July 2005, amended and restated on each of 29 September 2005, 24 April 2006, 10 January 2008, 19 February 2010, 22 April 2014, 8 December 2015 and 31 March 2016) (Shareholder Agreement) on the terms set out in this deed.

COVENANTS

1.Amendment and Restatement: With effect from the date of this deed:
(a)the Shareholders Agreement is amended and restated in the form set out in the schedule to this deed (Amended Form); and
(b)references in the Shareholders Agreement to 'this agreement' shall be references to the Shareholders Agreement as amended and restated by this deed.
2.Counterparts: This deed may be executed in any number of counterparts (including facsimile copies) and provided that every party has executed a counterpart, the counterparts together shall constitute a binding and enforceable deed.

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3.Further assurance: Each party shall make all applications, execute all documents and do all acts and things necessary to implement and to carry out its obligations under this deed.
4.Amendment: No amendment to this deed will be effective unless it is in writing and signed by each party.
5.Assignment: No party will assign or otherwise transfer any of its rights or obligations under this deed to any other person.
6.Governing law: This deed is governed by and is to be construed in accordance with New Zealand law.

SIGNED by RAYONIER CANTERBURY LLC by:
/s/ David L. Nunes	/s/ Douglas M. Long
Signature of officer	Signature of officer
David L. Nunes, President	Douglas M. Long, Senior Vice President

SIGNED BY WAIMARIE FORESTS PTY LIMITED by: /s/ Duncan MacLeod
Signature of director
Duncan MacLeod, Director

SIGNED by MATARIKI FORESTRY GROUP by:
/s/ David L. Nunes	/s/ Philip Cory-Wright
Signature of director	Signature of director
David L. Nunes, Director	Philip Cory-Wright, Director

SIGNED by MATARIKI FORESTS by:
/s/ David Nunes	/s/ Philip Cory-Wright
Signature of director	Signature of director
David L. Nunes, Director	Philip Cory-Wright, Director

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SIGNED by PHAUNOS TIMBER LIMITED by:
/s/ Manh Duy Van Cao	/s/ Ian Burns
Signature of director	Signature of director
Manh “Vince” Duy Van Cao, Director	Ian Burns, Director

SCHEDULE

AMENDED FORM OF SHAREHOLDERS AGREEMENT
CONTENTS

CLAUSE    PAGE

1.	DEFINITIONS AND INTERPRETATION	4
2.	GOVERNANCE	9
3.	DEALING IN SHARES IN MFG	9
4.	ISSUE OF SHARES IN MFG	16
5.	FURTHER PROVISIONS REGARDING DEALING IN SHARES	18
6.	WARRANTIES	19
7.	COMPLIANCE WITH THIS AGREEMENT AND THE CONSTITUTION	20
8.	INVESTING OUTSIDE OF MFG	20
9.	DEFAULT IN RELATION TO MFG	21
10.	DISPUTE RESOLUTION	23
11.	LIQUIDATION	24
12.	DETERMINING NET ASSET VALUE	24
13.	GENERAL	26

SCHEDULES
SCHEDULE ONE SHAREHOLDER DETAILS
SCHEDULE TWO GOVERNANCE OF MFG AND ITS SUBSIDIARIES
SCHEDULE THREE ADDRESS DETAILS OF THE PARTIES
SCHEDULE FOUR PARTITION PLAN PRINCIPLES
SCHEDULE FIVE PARTITIONING PRINCIPLES FOR CONTRACTUAL ARRANGEMENTS
SCHEDLE SIX WORKED EXAMPLE OF PARTITION PLAN

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This AGREEMENT was originally entered into on 15 July 2005, amended and restated on each of 29 September 2005, 24 April 2006, 10 January 2008, 19 February 2010, 22 April 2014, 8 December 2015, 31 March 2016 and July 1, 2021.

PARTIES

1.    RAYONIER CANTERBURY LLC, a limited liability company incorporated in Delaware having its registered office at 1 Rayonier Way, Wildlight, FL 32097 (RCL);

2.    WAIMARIE FORESTS PTY LIMITED, a limited liability company incorporated in Australia having its registered address at c/- Grant Thornton, Level 17, 383 Kent Street, Sydney NSW 2000, Australia (WFL);

3.    MATARIKI FORESTRY GROUP, an unlimited liability company incorporated in New Zealand having its registered office at Level 5, 32-34 Mahuhu Crescent, Auckland, New Zealand (MFG);

4.    MATARIKI FORESTS, an unlimited liability company incorporated in New Zealand having its registered office at Level 5, 32-34 Mahuhu Crescent, Auckland, New Zealand (MF); and

5.    PHAUNOS TIMBER LIMITED a limited liability company incorporated in Guernsey having its registered office c/- JTC Fund Solutions (Guernsey) Limited, Ground Floor, Dorey Court Admiral Park, St Peter Port, Guernsey Guernsey GY1 2HT

BACKGROUND

A.RCL and WFL are the shareholders of MFG. MFG is the holding company for the Matariki forestry group of companies. MF, a wholly owned subsidiary of MFG, holds the assets comprising the Matariki forest estate (Matariki Estate). Rayonier Inc has invested in MFG through RCL, its wholly owned subsidiary. Phaunos has invested in MFG through its wholly owned subsidiary, WFL.
B.In August 2018, Stafford Capital Partners Limited gained control of Phaunos through the acquisition of the shares of Phaunos by the Stafford management timber fund, Stafford International Timberland VIII Fund.
C.The parties wish to enter into this shareholder agreement to record their respective rights and obligations in relation to MFG and MF.
D.The parties acknowledge they are entering into this agreement to jointly, collaboratively, and cooperatively work together to hold and grow their joint investment in the New Zealand forestry assets ("Joint Venture"), and that the terms of this agreement are for the purposes of that Joint Venture, and are reasonably necessary for, the implementation and viable operation of the Joint Venture.

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THIS AGREEMENT RECORDS THAT:

1.DEFINITIONS AND INTERPRETATION
1.1Definitions: In this agreement, unless the context indicates otherwise:

Acceptance Notice has the meaning given to that term in clause 3.13;

Acquisition Notice has the meaning given to that term in clause 3.12;

Acquisition Price has the meaning given to that term in clause 3.12;

Acquisitions Approval Cap has the meaning given to that term in clause 6.1 of Schedule Two;

Appointing Party has the meaning given to that term in clause 1.1 of Schedule Two;

Arbitration Act means the Arbitration Act 1996 (New Zealand);

Board has the meaning given to that term in clause 1.1 of Schedule Two;

Business Day means any day (other than a Saturday or Sunday) when banks in Auckland, New Zealand are open for the transaction of normal business;

Cash Boot has the meaning given to that term in clause 3.8(d)(iii);

Class means a class of Shares having attached to them identical rights, privileges, limitations and conditions;
Control or Controlled means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise, and includes the following:
(a)    direct or indirect ownership of more than 50% of the voting rights of such person; or
(b)    the right to appoint the majority of the members of the board of directors of such person (or similar governing body) or to manage the assets of such person on a discretionary basis, and, for the avoidance of doubt, a general partner is deemed to Control a limited partnership of which it is the general partner and a fund advised or managed directly or indirectly by a person will also be deemed to be Controlled by such person;

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Companies Act means the Companies Act 1993 (New Zealand);

Company means MFG, MF or any other subsidiary of MFG, as the case may be;

Consultant means Rayonier TRS Holdings Inc. in its capacity as consultant to MFG under a Consultancy Agreement dated on or about 20 December 2013, or any other consultant MFG may appoint from time to time in connection with managing the Matariki Estate;

Debt Commitment means, in relation to an MFG Shareholder, the Commitment held by that MFG Shareholder (or a Related Person of that MFG Shareholder) under, and as defined in, the Investor Loan Facility;

Defaulting MFG Shareholder has the meaning set out in clause 9.1;

Direct Subsidiary has the meaning given to it in clause 1.1 of Schedule Two;

Disclosing Party has the meaning given to that term in clause 13.7;

Dispute has the meaning given to that term in clause 10.1;

Dispute Resolution Meeting has the meaning given to that term in clause 10.1;

Event of Default has the meaning given to that term in clause 9.1;

Exiting Shareholder has the meaning given to that term in clause 3.8 (and includes any nominee of the Exiting Shareholder, where the context requires).

GST means goods and services tax chargeable, or to which a person may be liable, under the GST Act;

GST Act means the Goods and Services Tax Act 1985;

Independent Valuers has the meaning given to that term in clause 12.1(a);

Investor Loan Facility means the investor loan facility agreement relating to loans made to MF dated September 4, 2020;

Management Agreement has the meaning given to that term in clause 8.1;

Matariki Estate has the meaning given to that term in the background to this agreement;

MF Constitution means the constitution of MF, as amended from time to time;

MFG Board means the board of directors of MFG for the time being;

MFG Constitution means the constitution of MFG, as amended from time to time;

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MFG Fair Value means the amount determined as the MFG Fair Value in accordance with clause 12.1;

MFG Ordinary Shares means the ordinary shares in the capital of MFG on issue from time to time;

MFG Shareholder means a holder of Shares from time to time;

MFG Shareholder Sister Company means, in relation to an MFG Shareholder, an entity that is:

(a)Controlled (directly or indirectly) by the same parent companies as that MFG Shareholder;

(b)a wholly owned subsidiary of that MFG Shareholder;

(c)in respect of WFL, in addition to (a) and (b) above, any investment fund Controlled by Stafford;

MFT has the meaning given to that term in clause 1.1 of Schedule Two;

Negotiation Period Expiry Date has the meaning given to that term in clause 3.6;

New Equity Securities has the meaning given to that term in clause 4.3;

Non-selling Shareholder has the meaning given to that term in clause 3.4;

Non-defaulting MFG Shareholder has the meaning given to that term in clause9.2(a);

Non-disclosing Parties has the meaning given to that term in clause 13.7;

Opportunity has the meaning given to that term in clause 8.2(b);

Partition has the meaning given to that term in clause 3.8;
Partition Plan has the meaning given to that term in clause 3.8(a);

Related Person in relation to any MFG Shareholder, means:
(a)any person that is a "related company" of that MFG Shareholder (read as that term is defined in section 2(3) of the Companies Act as if the word company used in that section means a body corporate, incorporated anywhere); or

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(b)any person which, directly or indirectly, Controls, is Controlled by, or is under common Control with such MFG Shareholder; or
(c)a MFG Shareholder Sister Company of that MFG Shareholder, but excludes MFG and its subsidiaries.

Relevant Proportion, in respect of an MFG Shareholder, means the percentage of the total interest that MFG Shareholder holds (directly or indirectly) in MFG from time to time as set out in part A of Schedule One (updated from time to time in accordance with clause 5.4);

RNZ has the meaning given in clause 3.8(a);

Sale Interest has the meaning given to that term in clause 3.4;

Sale Interest Fair Value, in respect of a Sale Interest, means an amount equal to the MFG Fair Value multiplied by the Sale Interest Proportion.

Sale Interest Proportion, in respect of a Sale Interest, means an amount equal to the percentage that the number of Shares included in the Sale Interest bears to the total number of Shares in MFG.

Sale Notice has the meaning given to that term in clause 3.4;

Share means any share in MFG, of whatever Class;

Shareholder has the meaning given to that term in clause 1.1 of Schedule Two;

Selling Shareholder has the meaning given to that term in clause 3.4;

Stafford means Stafford Capital Partners Limited, a company registered in England whose registered office is at Fourth Floor, 24 Old Bond Street, London
W1S 4AW, England and any of its Related Persons.

Stapled Proportion has the meaning given to that term in clause 4.1;

Target has the meaning given to that term in clause 8.2(b); and

Transferring MFG Shareholder has the meaning given to that term in clause 3.3.

1.2Interpretation: In this agreement, unless the context indicates otherwise, a reference to:

(a)a subsidiary or holding company shall be construed in accordance with section 5 of the Companies Act;

(b)the singular includes the plural and vice versa;

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(c)a statutory provision includes a reference to:

(i)the statutory provision as modified or re-enacted or both from time to time (whether before or after the date of this agreement); and

(ii)any subordinate legislation made under the statutory provision (whether before or after the date of this agreement);

(d)person(s) includes a reference to any body corporate, unincorporated association or partnership;

(e)a person includes a reference to that the person's legal personal representatives or successors;

(f)a clause or schedule, unless the context otherwise requires, is a reference to a clause or schedule to this agreement;

(g)$ is to New Zealand dollars, unless otherwise specified;
(h)a matter required to be approved, resolved or consented to by a supermajority of the Board requires an affirmative vote by at least 80% of the votes to be cast by the Board.

1.3Schedules: The schedules form part of this agreement and shall have the same force and effect as if set out in the body of this agreement, and references to this agreement include the schedules.

1.4Headings: The headings in this agreement shall not affect the interpretation of this agreement.

2.GOVERNANCE
MFG shall be governed in accordance with the provisions set out in Schedule Two, and otherwise in accordance with the MFG Constitution.

3.DEALING IN SHARES IN MFG
3.1Grant of security, etc: No MFG Shareholder shall, except with the prior written consent of the other MFG Shareholder, such consent not to be unreasonably withheld or delayed:

(a)pledge, mortgage, charge or otherwise encumber any Share or any interest in any Share;

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(b)grant an option over any Share, or any interest in any Share; or

(c)enter into any agreement in respect of the votes attached to any Share.

3.2Pre-emptive rights: Subject to relevant exceptions in this clause 3, Shares may only be transferred in accordance with clauses 3.3 to 3.16.
3.3Permitted Transfers Provided that clause 5.1 is complied with, any MFG Shareholder (Transferring MFG Shareholder) may transfer some or all of its Shares to a Related Person (a Permitted Transferee), and the provisions of clauses 3.3 to 3.16 shall not apply to such transfer, provided where the transferee ceases to be a Permitted Transferee, the transferee shall, and the Transferring MFG Shareholder shall procure that, the transferee forthwith transfers back all those Shares so transferred to the Transferring MFG Shareholder (or another Permitted Transferee). In the event that a Transferring MFG Shareholder transfers some but not all of its Shares to a Permitted Transferee, such Transferring MFG Shareholder and the Permitted Transferee shall appoint one representative with authority to represent both the Transferring MFG Shareholder and the Permitted Transferee in relation to this agreement and this agreement will be interpreted mutatis mutandis as if the Permitted Transferee and the Transferring Shareholder were one and the same MFG Shareholder.
3.4Sale Notice: In order for any MFG Shareholder (Selling Shareholder) to sell, transfer or otherwise dispose of the legal or beneficial ownership of, or the control of, any of its Shares (other than to a Permitted Transferee pursuant to clause 3.3), the Selling Shareholder shall first give notice (Sale Notice) to MFG and the other MFG Shareholder (Non-selling Shareholder) specifying the total number of Shares it wishes to sell (being a corresponding proportion of each Class if there is more than one Class), and the corresponding proportion of its Debt Commitment that it is required to transfer with the relevant Shares pursuant to clause 5.2 and 5.3 (Sale Interest). The minimum number of Shares that may be specified in a Sale Notice shall be at least 25% of the Shares (unless the Selling Shareholder holds fewer than 25% of the Shares, in which case the number of Shares that shall be specified in a Sale Notice is the total number of Shares held by the Selling Shareholder).
3.5Valuation of Sale Interest: As soon as practicable after the date of the Sale Notice, the MFG Shareholders shall procure that the MFG Fair Value is updated pursuant to clause 12.1 at the cost of the Selling Shareholder, with a view to determining the Sale Interest Fair Value. In determining the Sale Interest Fair Value, no premium shall be applied for a majority shareholding and no discount shall be applied for a minority

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shareholding and no value will be attributed to the company names or intellectual property.
3.6Negotiation Period: During the period from the date of receipt of the Sale Notice by the Non-selling Shareholder to the Negotiation Period Expiry Date (defined below), the parties will engage with each other with a view to considering whether there are acceptable terms (including as to price) on which the Selling Shareholder will sell, and the Non-selling Shareholder will acquire, the Sale Interest. The Negotiation Period Expiry Date is six months after the date of receipt of the Sale Notice.

3.7Failure to Agree Terms: If sale terms for the Sale Interest are not agreed between the Selling Shareholder and the Non-selling Shareholder prior to the Negotiation Period Expiry Date and:
(a)the Shares held by the Selling Shareholder, excluding those the subject of the Sale Notice are 25% or more of the Shares on issue and the Selling Shareholder has elected that the provisions of clause 3.8 will not apply with respect to the sale, then clauses 3.12 to 3.16 will apply with respect to the sale of that Sale Interest; or

(b)if the circumstances in clause 3.7(a) do not apply, the Selling Shareholder may within 10 Business Days after the Negotiation Period Expiry Date, by notice in writing to the Non-Selling Shareholder, invoke the provisions of clause 3.8.

3.8Partition process: If this clause applies, the MFG Shareholders will undertake a partition process whereby the MFG Shareholder (or its nominee) holding the lowest number of Shares (the Exiting Shareholder) will exchange its interest in MFG for a business unit partitioned from the assets of MFG and its wholly-owned subsidiaries having a value broadly similar to its shareholding (with any value difference accounted for by a Cash Boot) in accordance with the principles set out in Schedule Four, Schedule Five and the following provisions (Partition): A worked example of a Partition is attached at Schedule Six.
(a)Develop Partition Plan: The MFG Shareholders will procure that Rayonier New Zealand Limited (RNZ) develops one partition plan (Partition Plan) pursuant to which the land and forestry assets of MFG and its wholly-owned subsidiaries (the Matariki Business) could be divided into a number of standalone business units (each a Parcel) (excluding, for the purpose of the division, any assets, debt or liabilities not relating to and partitionable with the relevant land and forestry assets) (Other Assets and Liabilities), each of which Parcel has a value prior to the Partition which is, by reference to the aggregate value of the Parcels, +/- 3% of the Relevant Proportion of the Exiting

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Shareholder (for example, if the Exiting Shareholder holds 23% of the Shares, the plan would divide the assets into either 4 or 5 Parcels valued between 20% and 26% each), provided that the aggregate value of the Parcels shall equal (so far as is reasonably practicable) the pre-partition value of the Matariki Business. RNZ will be instructed to develop the Partition Plan within 60 Business Days of this clause 3.8 being invoked, or as soon as practicable thereafter.
(b)Negotiation: RNZ will present the Partition Plan to the MFG Shareholders along with a valuation of each Parcel prepared by the Independent Valuers, and an estimate (to the extent able to be determined at that time) of the Other Assets and Liabilities and the Cash Boot that would be payable in respect of that Parcel in the event that that Parcel was Partitioned. During the period from the date of presentation of the Partition Plan until the date which is 60 Business Days after that date, the MFG Shareholders will negotiate with each other and endeavour to reach agreement on which of the Parcels should be Partitioned and transferred to the Exiting Shareholder.
(c)Determination by lot: If the MFG Shareholders are unable to reach agreement on the Parcel within the negotiation period referred to in (b), a Parcel will be randomly selected by lot under the direction and supervision of MFG's auditors and legal advisers (acting together with a view to ensuring an impartial process), which will then be the Parcel for the Exiting Shareholder. In the absence of manifest error, the determination will be final, binding and irrevocable.
(d)Implementation: The MFG Shareholders will give effect to the partitioning of the relevant Parcel (agreed or determined under (b) or (c) above) such that, upon implementation:
(i)the Exiting Shareholder (or its nominee) becomes the holder of the business and assets of the relevant Parcel, and ceases to hold any Shares (with the other MFG Shareholder(s) becoming the holder of all of the Shares, and MFG and its subsidiaries continuing to hold all of the other Parcels and all Other Assets and Liabilities);
(ii)the Exiting Shareholder and its Related Persons cease to hold any Debt Commitment owed by MFG or its subsidiaries; and
(iii)the Exiting Shareholder will pay to the other MFG Shareholder, or the other MFG Shareholder will pay to the Exiting Shareholder (as the case may be), such cash payment determined by the Independent Valuers (Cash Boot) if any as may be necessary to ensure that after the Partition the Non-selling Shareholder holds net assets with a value equal to the

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Non-selling Shareholder's Relevant Proportion multiplied by the MFG Fair Value immediately prior to the Partition, and the Non-Selling Shareholder and its Related Persons are otherwise in no better and no worse position than they would have been in had no Partition occurred or had the Exiting Shareholder sold their Shares pursuant to clause 3.4 and clause 3.5, after taking into account without limitation the following matters:
(A)any difference between the value of the partitioned Parcel acquired by the Exiting Shareholder and the Exiting Shareholder's Relevant Proportion of the MFG Fair Value immediately prior to the Partition, as determined by the Independent Valuers taking into account any increase in the after-tax discounted cash flow value of the partitioned Parcel received by the Exiting Shareholder attributable to an increase in the cost base of such partitioned Parcel;
(B)the transaction costs of implementing the Partition, including:
(i)any tax liability (including the tax effect of loss of relief) incurred by MFG (or its subsidiaries) as a result of the Partition;
(ii)any other tax consequences for the Non-Selling Shareholder or a Related Person of the Non-Selling Shareholder (and MFG and its subsidiaries, if the Non-selling Shareholder is not the Exiting Shareholder) of the Partition or of the payment or receipt of the Cash Boot.

The MFG Shareholders each acknowledge that the provisions of this clause 3.8 will not adequately detail all the possible consequences and decisions which will be required to achieve a fair implementation of any Partition Plan and agree to act in good faith in respect of decisions which must be made should the Partition Plan be implemented and with the overriding aim of ensuring that the result of the Partition Plan should be the sharing of the net value of MFG (whether of the Shares or the assets and liabilities) in the Relevant Proportions.

3.9Consents and approvals: If giving effect to the Partition Plan requires any party to obtain any regulatory consents or approvals (including from the Overseas Investment Office), each MFG Shareholder shall use their reasonable endeavours, with all due speed and diligence, to obtain all such necessary regulatory consents and approvals. In using their reasonable endeavours, in relation to obtaining consent from the Overseas Investment Office (if applicable), the Exiting Shareholder (and if relevant, the other MFG Shareholder) will accept and not resist any of the standard conditions of consent for transactions of that nature

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applied, from time to time, to consents by the Overseas Investment Office. If such consents are not obtained within 9 months of the date the Parcel is agreed or determined, then any MFG Shareholder may give notice requiring the other to meet to discuss an appropriate way forward. In the event that no agreement as to a way forward is reached, clause 3.12 will apply with respect to the original Sale Interest, provided that if the Non-Selling Shareholder gives an Acquisition Notice specifying an Acquisition Price that is no less than the MFG Fair Value of the Relevant Proportion for the Sale Interest (applying the MFG Fair Value updated on or about the time in which that notice is given), the Exiting Shareholder will be deemed to have given an Acceptance Notice of that offer pursuant to clause 3.13.

3.10Giving effect to Partition Plan: Each party will take all such steps reasonably necessary to give effect to the Partition Plan, including the transfer (or acquisition by MFG) of Shares, pursuant to clause 3.8 (including voting Shares, procuring that the MFG Board approve the Partition Plan, and signing any documentation), payment of the Cash Boot, and signing all resolutions and providing all necessary consents as MFG Shareholders required to give effect to the partition plan. MFG will be deemed to warrant to the Exiting Shareholder (or the other MFG Shareholder, if applicable) that it will transfer the relevant assets under the applicable Parcel with good title and free from any security interests. The Exiting Shareholder (or the other MFG Shareholder, if applicable) is deemed to warrant to the acquirer of its Shares that it will transfer the Shares with good title and free from any security interests.
3.11Role of RNZ:
(a)Acknowledgement: Each of the parties acknowledges that RNZ has a key role in making determinations related to the Partition Plan and the Parcels pursuant to this clause 3 and has been selected by both MFG Shareholders who have agreed that it should perform that role given its knowledge and involvement in relation to the Matariki group of companies and their assets (notwithstanding that RNZ is a Related Person of RCL). The parties acknowledge that RNZ’s role is to satisfy the objectives of the Partition provisions as set out in this agreement in a fair manner. The parties also acknowledge that the role is particularly sensitive and the importance of RNZ appearing to be fair-minded and transparent in their dealings with the MFG Shareholders in relation to the Partition while also acknowledging that the partition process was intentionally designed to (among other things) have valuations of the Parcels prepared by Independent Valuers and include a process to select the relevant Parcel by lot to account for the fact that RNZ is a Related Person of RCL.

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(b)No claims: Each of the parties agrees and covenants that other than in the event of fraud or dishonesty on the part of RNZ (which shall include, for the avoidance of doubt, by any representative of RNZ), it will not, and its Related Persons will not, make any claim of any nature whatsoever against RNZ, its directors, employees, agents advisors or Related Persons, or RCL ("RNZ Persons") for any of the conduct, actions, determinations or otherwise contemplated to be performed or determined by RNZ pursuant to this clause 3.
(c)Release and indemnity: In relation to any matter arising from or in connection with any breach or non-fulfilment of the obligations and covenants in clause 3.11(b) by a party (the "Indemnifying Party") or their Related Persons, that Indemnifying Party releases and indemnifies the RNZ Persons and will keep each of the RNZ Persons released and indemnified (on an after tax basis, after taking into account the tax consequences for the RNZ Person of the loss and of any indemnity payment) from and against all losses, damages, costs (including for the purposes of the indemnity legal costs on a solicitor and own-client basis), expenses or liability suffered or incurred by that RNZ Person and against all claims, proceedings and demands made against that RNZ Person provided that this release and indemnity shall not apply in the event of fraud or dishonesty on the part of RNZ and/or any representative of RNZ.

3.12Acquisition Notice, First Offer: If this clause applies, the Non-selling Shareholder may, not later than 40 (forty) Business Days after the date that the Non-selling Shareholder becomes entitled to exercise the rights under this clause, give irrevocable notice to the Selling Shareholder (Acquisition Notice) offering to acquire the Sale Interest and specifying the cash price being offered for the Sale Interest (Acquisition Price).

3.13Acceptance of Acquisition Notice: The Selling Shareholder may, not later than 20 Business Days after the date of the Acquisition Notice, give irrevocable notice to the Non-selling Shareholder (Acceptance Notice) accepting the offer contained in the Acquisition Notice in which case the Selling Shareholder will be bound to sell, and the Non-selling Shareholder will be bound to acquire, the Sale Interest at the Acquisition Price and, unless the Selling Shareholder and the Non-selling Shareholder agree otherwise, on the terms and conditions set out below:

(a)the sale shall be conditional on the parties obtaining all necessary regulatory consents and approvals to the sale and purchase of the Sale Interest. If the sale is conditional as contemplated in this paragraph (a), the Selling Shareholder and the Non-selling Shareholder shall use their reasonable endeavours, with all due speed and diligence, to obtain all necessary consents and approvals;

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(b)the sale shall be settled on the date 10 Business Days after the date of the Acceptance Notice, or if the sale is conditional as contemplated by clause (a), 10 Business Days after the last of the relevant consents is obtained;

(c)the Selling Shareholder shall transfer to the Non-selling Shareholder good title to the Sale Interest free of any charge or encumbrance (other than any charge or encumbrance to which the Non-selling Shareholder gives its prior approval in writing);

(d)on settlement of the purchase of the Sale Interest, the Non-selling Shareholder shall pay the purchase price to the Selling Shareholder in cleared funds, and the Selling Shareholder shall deliver to the Non-Selling Shareholder a transfer of the Sale Interest, in a form reasonably acceptable to the both parties;

(e)the parties shall take all necessary steps to procure the MFG Board to cause the Non-Selling Shareholder to be registered as holder of the Sale Interest; and

(f)if the Sale interest comprises all of the Selling Shareholder's interest in MFG, the Selling Shareholder will, upon settlement of the purchase of the Sale Interest, procure the removal of any Director appointed by it.

3.14Options to sell: If:

(a)the Non-selling Shareholder does not give an Acquisition Notice by the deadline set out in clause 3.12; or

(b)the Selling Shareholder does not give an Acceptance Notice by the deadline set out in clause 3.13; or

(c)any conditions referred to in clause 3.13(a) are not satisfied within 6 months, or if any statutory consents or approvals are required, 12 months, of the date of the Acceptance Notice,

then the Selling Shareholder may sell the Sale Interest to any other person provided that, unless the Non-selling Shareholder consents in writing:

(d)the entire Sale Interest shall be sold to that person;

(e)the consideration for the sale (which the Non-selling Shareholder shall be entitled to have independently verified and, if non-cash, valued) shall be no less than the Acquisition Price;

(f)the sale shall be on the terms and conditions which are not in the aggregate more advantageous to the purchaser than those offered by the

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Non-selling Shareholder, provided that the terms and conditions shall not be construed as being more advantageous solely because those terms contain arm’s length warranties and other arm’s length purchaser protections usual for a transaction of the nature contemplated; and

(g)the sale shall be completed within 6 months of the date of the Selling Shareholder being entitled to sell the Sale Interest pursuant to this clause 3.14 (unless any statutory consents or approvals are required, in which case the sale shall be completed within 12 months of that date).

3.15Assistance: MFG and the Non-selling Shareholder shall (and MFG shall procure that RNZ and the Consultant will), at the cost of the Selling Shareholder, provide such assistance as may be reasonably required by the Selling Shareholder for the purposes of enabling the Selling Shareholder to solicit offers for the Sale Interest, including allowing prospective purchasers to undertake due diligence, provided that any such prospective purchasers have entered into confidentiality agreements or deeds in a form that is consistent with what is customary for a transaction of that nature and reasonably acceptable to the Non-selling Shareholder providing that the relevant information must be kept confidential.

3.16Clause to apply again: If the Selling Shareholder proposes to sell, transfer, or otherwise dispose of the Sale Interest outside the period referred to in clause 3.14(g), then clauses 3.3 to 3.15 will again apply, with any necessary modifications.
3.17Change of control:
(a)Subject to subclause (b) below, if there is a change in the Control of Phaunos or any change of Control of WFL or any entity within the chain of ownership from Phaunos to WFL and the other MFG Shareholder(s) do not provide their prior written consent to that change of Control (in their sole discretion) then WFL will immediately give a Sale Notice in accordance with clause 3.4 and clauses 3.4 to 3.16 would apply (as applicable), except that if clause 3.7(b) applies, WFL must give notice to invoke the provisions of clause 3.8. If WFL fails to give that Sale Notice and/or the notice invoking clause 3.8 then any other MFG Shareholder(s) may do so on WFL's behalf.
(b)Subclause (a) above will apply to a direct change of Control of Phaunos and any entity in the chain of ownership between Phaunos and WFL, but sub-clause (a) will not apply to any issue or acquisition of equity interests in Stafford or its relevant parent entities, whether or not a change of Control. For the avoidance of doubt, the holding by WFL of Shares in

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MFG shall be unaffected by any change in the shareholdings of Stafford or its relevant parent entities.

4.ISSUE OF SHARES IN MFG
4.1Stapled Proportions: The MFG Board shall ensure that:

(a)RCL holds an equal proportion of Shares to the proportion of its Debt Commitment (if any); and

(b)WFL holds an equal proportion of Shares to the proportion of Phaunos' Debt Commitment (if any),

being, in each case, the Stapled Proportion.

4.2Classes of shares: The MFG Board may issue different Classes of shares (subject to any approval requirements in clause 2.12 of Schedule Two) in accordance with this agreement. Without limiting the Classes which the MFG Board may issue:

(a)each Class of shares is deemed to constitute a separate Class but, except as expressly provided in this agreement, all the MFG Ordinary Shares have the same rights and privileges and are subject to the same restrictions; and

(b)any share may be issued upon the basis that it:

(i)confers preferential rights to distributions of capital or income (or no rights to such distributions); or

(ii)confers special, limited or conditional voting rights; or

(iii)does not confer voting rights; or

(iv)is redeemable in accordance with section 68 of the Companies Act.

4.3MFG Board may issue shares and other securities: The MFG Board may, subject to the terms of this agreement, only issue shares, securities that are convertible into or exchangeable for shares, or options to acquire shares (together referred to in this clause as New Equity Securities) in accordance with the following provisions:

(a)subject to any special rights or restrictions attaching to any existing shares, all New Equity Securities shall be offered to all MFG

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Shareholders in proportion to each MFG Shareholder’s Stapled Proportion;

(b)subject to sub-clause (c) below, the offer shall be made by written notice to each MFG Shareholder stating:

(i)the number of New Equity Securities to which that MFG Shareholder is entitled;

(ii)the Class or Classes of which the New Equity Securities will form part, and in the case of securities convertible into, or exchangeable for, shares, the Class of which those shares will upon issue form part;

(iii)the consideration for which the New Equity Securities will be issued and the terms on which they will be issued;

(iv)the time (not being less than 10 days nor more than 28 days) within which the offer, if not accepted, will be deemed to be declined;

(v)that any Permitted Transferee of an MFG Shareholder may with the consent of such MFG Shareholder accept the offer for some or all of the New Equity Securities to which such MFG Shareholder is entitled and any excess pursuant to (vi) below), subject to compliance with clause 5.1. In the event that a Permitted Transferee is issued any such New Equity Securities, the provisions of clause 3.3 will apply as if those New Equity Securities had been transferred to it by the MFG Shareholder.
(vi)that any MFG Shareholder who wishes to acquire New Equity Securities in excess of that MFG Shareholder's entitlement shall, when accepting the offer, state the number of excess New Equity Securities which that MFG Shareholder wishes to acquire;

(vii)that any unclaimed New Equity Securities will be used for satisfying the requests for excess New Equity Securities, upon the basis that the New Equity Securities not claimed by any MFG Shareholder will be allocated first to the other MFG Shareholders who have requested excess New Equity Securities, in proportion to that MFG Shareholder’s Stapled Proportion, provided that no MFG Shareholder shall be allocated more excess New Equity Securities than the number which that MFG Shareholder has requested;

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(viii)that if, thereafter, any New Equity Securities remain unallocated, the MFG Board may offer them to any person whom the MFG Board is prepared to register as an MFG Shareholder provided that the consideration and terms of issue are no more advantageous to that person than those offered to the MFG Shareholders provided further that the terms on which New Equity Securities are offered to that person shall not be construed as being more advantageous solely because those terms contain arm’s length warranties and other arm’s length subscriber protections usual for a transaction of the nature contemplated; and

(ix)that each MFG Shareholder who accepts the offer of New Equity Securities shall increase their holding of Shares and/or Debt Commitment (as may be the case) in order to maintain their Stapled Proportion,

(c)the New Equity Securities offered to each MFG Shareholder shall be of a Class or Classes already held by that MFG Shareholder. For these purposes, any excess New Equity Securities offered pursuant to clause 4.3(b)(vii) shall, on issue, be issued as Shares of the Class or Classes already held by the relevant MFG Shareholder. New Equity Securities which are convertible or exchangeable into Shares shall be convertible or exchangeable into Shares of a Class or Classes already held by the relevant MFG Shareholder (unless those New Equity Securities are convertible or exchangeable into a new Class of Shares);

(d)notwithstanding the provisions of sub-clauses (a) and (b) and (c), but subject always to the provisions of Schedule Two of this agreement, the MFG Board may issue New Equity Securities to such persons and on such terms as it thinks fit; and

(e)if any holders of securities in MFG other than Shares are entitled by the terms of issue of those securities to participate in any issue of New Equity Securities, the provisions of this clause shall be appropriately modified to take account of such entitlement.

5.FURTHER PROVISIONS REGARDING DEALING IN SHARES
5.1Deed of accession: If an MFG Shareholder transfers the legal or beneficial ownership of any Shares to any party (other than to a party who has already signed this agreement or a deed of accession), that MFG Shareholder shall procure that the relevant transferee validly executes a deed of accession in a form reasonably satisfactory to the other parties to this agreement, and delivers a copy of that deed of

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accession to each party to this agreement. If the proposed transfer is of less than the MFG Shareholder's entire interest in MFG, the parties will negotiate in good faith such amendments to this agreement as are necessary and desirable to reflect an increase in the number of shareholders.

5.2Stapling of interest under Investor Loan Facility: Subject to any variation of the terms below in the Investor Loan Facility and unless provided otherwise pursuant to a Partition Plan in accordance with clause 3.8, no party to this agreement shall transfer or permit a transfer of all or any of its, or any Related Person's, Shares or alternatively its, or any Related Person's, Debt Commitment without transferring or procuring the transfer of a corresponding proportion of its, or any Related Person's, Debt Commitment or Shares (as applicable).

5.3Registration of transfers: The MFG Shareholders shall procure that the MFG Board does not register a transfer of Shares or Debt Commitment unless such transfer has been carried out in accordance with clauses 3.2 to 3.16, clauses 5.1 and 5.2 and the requirements of the Companies Act and the MFG Constitution.

5.4Board to procure amendment to Schedule One: As soon as is practicable after the registration of a transfer of Shares pursuant to clause 5.3 or any other alteration of the MFG share capital, the MFG Board shall procure an amendment to Schedule One reflecting the consequential changes to the identities and shareholdings of the shareholders referred to in that schedule. Upon delivery of that amended schedule to all parties, that amended schedule shall be deemed to be a variation to this agreement.

5.5Investment management agreements: For the avoidance of doubt, nothing in this agreement shall be construed to preclude an MFG Shareholder entering into an investment management agreement in relation to its investment in the Matariki group of companies with any investment manager as permitted by this agreement.

5.6Liability of transferring shareholders: Except to the extent required by law, each MFG Shareholder which transfers its entire holding of Shares to another party, in accordance with the terms of this agreement, shall be deemed released by all other parties hereto from all liability under this agreement from the date of that transfer (except in relation to any prior breach of this agreement by the transferor) and shall no longer be a party to this agreement.

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6.WARRANTIES
6.1Warranties of each party: Each party to this agreement warrants to each other party as follows:

(a)it is not aware of any circumstance which might reasonably be expected materially and adversely to affect its entry into this agreement;

(b)it has the legal right and power to enter into this agreement and to consummate the transactions contemplated under this agreement on and subject to the terms and conditions of this agreement;

(c)the execution, delivery and performance of this agreement by it has been duly and validly authorised and this agreement is a valid and binding agreement of it enforceable in accordance with its terms;

(d)this agreement will not conflict with, or result in a breach of, the terms, conditions or provisions of its constitutional documents or any instrument or agreement to which it is a party or by which it may be bound, or which constitutes (with or without the passage of time, the giving of notice, or both) a default under any such instrument or agreement, or results in the acceleration of any indebtedness or the imposition of any penalty or charge; and

(e)no further authorisation, consent or approval of any person is required as a condition to the validity of this agreement or to give effect to the transactions contemplated under this agreement.

7.COMPLIANCE WITH THIS AGREEMENT AND THE CONSTITUTION
7.1MFG Shareholders: Each MFG Shareholder undertakes to the other MFG Shareholder that it shall:

(a)take all practicable steps including, without limitation, the exercise of votes it directly or indirectly controls at meetings of the MFG Board and MFG Shareholder meetings of MFG to ensure that the terms of this agreement are complied with and to procure that the MFG Board and MFG complies with its obligations and that it shall do all such other acts and things as may be necessary or desirable to implement this agreement; and

(b)comply fully and promptly with the provisions of the MFG Constitution so that each and every provision of the MFG Constitution (subject to clause11.1) shall be enforceable by the MFG Shareholders as between themselves in whatever capacity.

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8.INVESTING OUTSIDE OF MFG
8.1Role of Manager: Each party to this agreement acknowledges that:

(a)RNZ provides certain management services to MFG and its subsidiaries pursuant to a Management Agreement between RNZ and MF dated on or about 22 April 2014 (as amended from time to time) (Management Agreement); and

(b)RNZ may from time to time provide services that are the same as, or similar to, those provided under the Management Agreement to an MFG Shareholder or any of its Related Persons independently of MFG or this agreement.

8.2Future opportunities: For the purposes of fulfilling the purpose of the Joint Venture to hold and grow forestry assets if either MFG Shareholder or its Related Persons becomes aware of an opportunity to acquire or invest in a forest or land suitable for afforestation (whether by way of a fee simple, a lease, a licence, a forestry right, or an equivalent) or a forestry business or body corporate owning the same, in any such case, in New Zealand, but excluding;

(a)opportunities to acquire farmland (even if such land includes land planted with trees) the principle purpose of which is to utilise the land for carbon farming; and

(b)in the case of Stafford only, any opportunities introduced to Stafford or any other Related Person of WFL to acquire an interest in a new forestry opportunity which is managed by a third party timber investment manager, (each an Opportunity and each forestry business or body corporate owning same, a Target) and if the purchase price (or, if relevant, the underlying gross value of the assets) of the Target (or Targets in aggregate) is likely to be equal to or less than $100 million, then that MFG Shareholder must notify MFG of the Opportunity. If the Board elects to proceed with that Opportunity within 10 Business Days of that notification, then neither MFG Shareholder will (and each will ensure that their Related Persons will not) proceed with the Opportunity otherwise than indirectly through MFG. For clarity, in the event that the Board does not elect to proceed with the Opportunity within that timeframe, each MFG Shareholder and their respective Related Persons will be entitled to pursue the Opportunity on their own account.

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8.3Future single opportunities of more than $100,000,000: If MFG becomes aware of any one Opportunity and the purchase price (or, if relevant, the underlying gross value of the assets) of the Target is likely to be more than $100,000,000, then each MFG Shareholder will be entitled to pursue that Opportunity on its own account, provided that if both an MFG Shareholder and MFG pursue the same Opportunity, then the MFG Shareholders and MFG will implement protocols to adequately manage any conflicts of interest and to restrict the sharing of information such that no representative of a MFG Shareholder will be entitled to consider matters or see information relating to an Opportunity on behalf of more than one bidder unless unanimously resolved otherwise by the Board and such actions would comply with applicable law.

8.4No funding: For the avoidance of doubt, nothing in this Agreement imposes any obligation on any MFG Shareholder to provide funding to the MFG group, whether for any of the Opportunities referred to in this clause 8 or otherwise.

8.5Other forestry interests: MFG and RCL recognise that Stafford has forestry interests in New Zealand, apart from its indirect interest in MFG. Subject to compliance with its obligations in clauses 8.2 and 8.3 with respect to Opportunities, nothing in this agreement will be deemed to prevent Stafford from pursuing other investment opportunities in New Zealand for and on behalf of its client funds and if and to the extent that RCL wishes to or wishes MFG to pursue any opportunities which Stafford is pursuing, the parties will seek to act reasonably and establish protocols to manage conflicts of interest and information barriers so as to enable each of Stafford and RCL or MFG to pursue these opportunities separately from Stafford.

9.DEFAULT IN RELATION TO MFG
9.1Definition: An "Event of Default" occurs in respect of an MFG Shareholder (Defaulting MFG Shareholder) if:

(a)that MFG Shareholder commits any material breach of or fails to observe any of the material obligations under this agreement and (where such breach or failure is capable of remedy) does not remedy that breach or failure within 20 Business Days of receiving written notice from the Non-Defaulting MFG Shareholder specifying the breach or failure and requiring the remedy of the breach or failure;

(b)that MFG Shareholder ceases or threatens to cease to carry on all or substantially all of its business or operations;

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(c)an order is made, or a resolution is passed, for the dissolution of that MFG Shareholder;

(d)an encumbrancer takes possession or a liquidator, provisional liquidator, trustee, receiver, receiver and manager, inspector appointed under any companies or securities legislation, or similar official, is appointed in respect of that MFG Shareholder;

(e)any step is taken to appoint or with a view to appointing a statutory manager (including the making of any recommendation in that regard by the Financial Markets Authority) under the Corporations (Investigation and Management) Act 1989 in respect of that MFG Shareholder, or it is declared at risk pursuant to that Act;

(f)a distress, attachment or other execution is levied or enforced upon or commenced against any of the material assets of that MFG Shareholder and is not discharged or stayed within 10 Business Days;

(g)that MFG Shareholder is unable to pay its debts when due, or is deemed unable to pay its debts under any law, or enters into dealings with any of its creditors with a view to avoiding or in expectation of insolvency, or makes a general assignment or an arrangement or composition with or for the benefit of any of its creditors, or stops or threatens to stop payments generally; or

(h)anything analogous, or having a substantially similar effect, to anything referred to in paragraphs (b) to (g) inclusive occurs in relation to that MFG Shareholder under the laws of a jurisdiction other than New Zealand.

9.2Event of Default: If an Event of Default under any provisions in clause 9.1(b) to (h) occurs (but not for the avoidance of doubt, an Event of Default under the provisions of clause 9.1(a):

(a)the Defaulting MFG Shareholder will be deemed to have given the other MFG Shareholder (Non-defaulting MFG Shareholder) a Sale Notice under clause 3.4 in respect of its entire interest in MFG (in which case clauses 3.12 to 3.15 will then apply (and not clauses 3.6 to 3.11);

(b)if the Non-defaulting MFG Shareholder gives the Defaulting MFG Shareholder an Acquisition Notice under clause 3.12:

(i)within 20 Business Days of the Non-defaulting MFG Shareholder becoming aware of the Event of the Default; or

(ii)if the Event of Default is continuing, while the Event of Default is continuing,

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(whichever is the later) the Defaulting MFG Shareholder will be deemed to have given an Acceptance Notice under clause 3.7 and the Acquisition Price deemed to be specified in that Acquisition Notice will be the MFG Fair Value of the Relevant Proportion held by the Defaulting MFG Shareholder; and

(c)the voting rights of the Defaulting MFG Shareholder will be deemed to have been suspended and, for clarity, the votes of directors appointed by the Defaulting MGF Shareholder will also be suspended.

9.3Other remedies: Clause 9.2 is without prejudice to any other right, power or remedy under this agreement, at law, or otherwise, that any MFG Shareholder has in respect of a default by any other MFG Shareholder.

9.4Dispute: If an Event of Default occurs and the Non-Defaulting MFG Shareholder has not given an Acquisition Notice pursuant to clause 9.2(b) (including, but not limited to, if it is not entitled to) then the Event of Default may be referred to the dispute resolution procedure under clause 10 by the Non-Defaulting MFG Shareholder for the purpose of determining any damages or other relief that the Non-Defaulting MFG Shareholder may be entitled to by reason of the Event of Default. Nothing in this clause 9 or clause 10 limits an ability for a party to seek urgent injunctive or interlocutory relief from a court of competent jurisdiction.

10.DISPUTE RESOLUTION
10.1Dispute Notice: The parties shall seek to resolve any dispute relating in any way to this agreement, including any dispute relating to an Event of Default under the provisions of clause 9.1(a) or an alleged Event of Default under such clause (but excluding a dispute to which clause 7 of Schedule Two applies) (Dispute) by giving written notice (each a Dispute Notice) to any other party specifying the subject matter of the Dispute and requiring that senior representatives of the parties involved in the Dispute meet (which may by teleconference) at a mutually agreeable time or times during the period between the dates 5 Business Days and 20 Business Days following delivery of the Dispute Notice, to attempt to resolve the Dispute (Dispute Resolution Meeting).

10.2Arbitration: If the parties fail to resolve the Dispute at the Dispute Resolution Meeting, or do not participate in the Dispute Resolution Meeting within the period referred to in clause 10.1 (or within such longer time as the parties may agree), either party will have the right to

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submit the Dispute to arbitration pursuant to the Arbitration Act 1996 (Arbitration Act).

10.3Conduct of Arbitration: If a Dispute is submitted to arbitration under clause 10.2, the arbitration will be conducted under the Arbitration Act, provided that:

(a)First Schedule: for the purposes of the following articles in the First Schedule to the Arbitration Act:

(i)Article 10(1): the arbitration will take place using a single arbitrator;
(ii)Article 11(2): the arbitrator will be the person agreed upon in writing by the parties or, if the parties are unable to agree on an arbitrator within 10 Business Days after a party submits the Dispute to arbitration, nominated by the President for the time being of the New Zealand Law Society;

(iii)Article 20(1): the place of arbitration will be Auckland, New Zealand;

(iv)Article 22(1): the language used in the arbitration proceedings will be English; and

(v)Article 28(1): the law applicable to the substance of the Dispute will be New Zealand law; and

(b)Binding: the decision of the arbitrator will be final and binding on the parties.

10.4Costs of Arbitration: The parties agree that, in accordance with clause 6(1)(a) of the Second Schedule to the Arbitration Act 1996, the costs and expenses of the arbitration (being the legal and other expenses of the parties, the fees and expenses of the arbitrator, and any other expenses related to the arbitration) will be fixed and allocated by the arbitrator as part of the arbitrator's award under clause 31 of the First Schedule.
10.5Legal Proceedings: The parties agree not to issue any legal proceedings (other than for urgent injunctive or interlocutory relief) relating to any Dispute, unless that party has first taken all reasonable steps to comply with clauses 10.1 to 10.3. Without limiting any other rights or remedies that may be available to a party, the parties acknowledge that injunctive or interlocutory relief may be appropriate for a Dispute in relation to an Event of Default under clause 9.1(a).

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11.LIQUIDATION
11.1Procedure on liquidation: If pursuant to any provision of this agreement MFG is required to be liquidated, the MFG Shareholders shall without delay take all necessary steps to ensure that a special resolution of shareholders of MFG is passed appointing as liquidator of MFG a person agreed by the MFG Shareholders, or failing agreement, chosen on the application of any MFG Shareholder by the Arbitrator's and Mediator's Institute of New Zealand Inc.

12.DETERMINING NET ASSET VALUE
12.1MFG Fair Value: The MFG Fair Value shall be the value of all shares in MFG determined in accordance with the following provisions:

(a)the value of the land and forestry assets shall be determined by reference to the most recent forestry valuation and land valuation carried out by the independent forestry valuer (being the person appointed pursuant to clause 12.2) and the independent land valuer (being the person appointed pursuant to clause 12.3) appointed to Matariki (Independent Valuers) in relation to the Matariki forestry group of companies, unless an MFG Shareholder requires that the forestry valuation and land valuation be updated, in which case:

(i)the parties will ensure that the Independent Valuers will prepare, at the cost of MFG, an updated forestry valuation and land valuation as soon as reasonably practicable;

(ii)the value of the land and forestry assets shall be determined by reference to the updated forestry valuation and land valuation provided by the Independent Valuers;

(iii)the value of the forestry assets shall take into account the tax consequences of projected future disposal (including on harvest) of the assets, based on the cost base for tax purposes of such assets, and assuming that the group will not have any net losses (or other relief) available to offset a tax liability on disposal;

(iv)the MFG Shareholders shall promptly and openly make available to the Independent Valuers all information in their possession or under their control relating to MFG to enable the Independent Valuers to proceed with the preparation of the updated forestry valuation and land valuation;

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(v)the parties shall adhere to such adjustments to the time frames set out in clause 9 as may be appropriate to reflect the time taken to prepare the updated forestry valuation and land valuation;

(vi)the determination of an Independent Valuer will, in the absence of obvious error or fraud on the part of that Independent Valuers, be final and binding;

(b)the other assets and liabilities will be valued at fair market value, consistent with MFG's IFRS financial statements; and
(c)any Debt Commitments owed by MFG or its subsidiaries will be disregarded (and will not be taken into account as a liability) in determining the MFG Fair Value.
12.2Independent forestry valuer: The independent forestry valuer of Matariki will be appointed by the Board in three year cycles. The independent forestry valuer of Matariki for the period from 2019 until 2021 is Margules Groome Consulting LTD
12.3    Independent land valuer: The independent land valuer of Matariki will be appointed by the Board as and when it considers appropriate from time to time.
12.4    No change in appointments: In the event that the parties require, or it becomes apparent that the parties will require, the Independent Valuers to determine the MFG Fair Value (outside of its regular cycle of forestry valuations and land valuations) then, notwithstanding clauses 12.2 or 12.3, the Board and the MFG Shareholders will not replace the appointed Independent Valuers until completion of that process unless mutually agreed by the MFG Shareholders.

13.GENERAL
13.1Conflicting provisions: If there is any conflict or inconsistency between the provisions of this agreement and the MFG Constitution or the MF Constitution, as the case may be, this agreement shall prevail.

13.2Termination: This agreement may be terminated upon the written agreement of all parties.

13.3Payments free and clear: All amounts payable by one party to another pursuant to this agreement shall be paid free and clear of and, except to

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the extent required by law, without any deduction or withholding on account of any tax.

13.4GST: Notwithstanding any other provision in this agreement, if a party (or, where that party is a member of a GST group, the representative member of that group) is or becomes liable to pay GST in respect of any supply made by it to another party under this agreement, the other party must pay to the first-mentioned party, in addition to and at the same time as the amount otherwise payable for the supply, an additional amount equal to the amount of that GST, subject to receipt of a tax invoice.

13.5Expenses: An amount calculated under this agreement by reference to another monetary amount is to be calculated on the GST-exclusive component of that other amount, and if a party is required to reimburse or indemnify another party under this agreement, the reimbursement or indemnity shall be net of any GST input tax or deduction from output tax available to the other party (or, where the other party is a member of a GST group, the representative member of that group), but subject in each case to clause 13.4 where the reimbursement, indemnity or other amount is itself consideration for a taxable supply.

13.6Confidentiality: Each party shall at all times keep confidential, treat as privileged, and not directly or indirectly make any disclosure or use, or allow any disclosure or use to be made, of any provision of this agreement or of any information relating to any provision, or the subject matter, of this agreement, or any information directly or indirectly obtained from another party under or in connection with this agreement, except to the extent:

(a)required by law;

(b)to satisfy the reporting requirements of any Related Person or other member of its group, including contractual reporting obligations to investors under investment management fund documentation in each case where the persons reported to are bound by equivalent confidentiality obligations with respect to that information;

(c)necessary to satisfy the requirements of any applicable stock exchange or regulatory authority;

(d)necessary to obtain the benefit of, or to carry out obligations under, this agreement;

(e)that the information is or becomes available in the public domain without breach by a party of its confidentiality obligations under this clause or at law;

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(f)that disclosure is made to a subsidiary of the relevant party, or to a director, officer, employee, adviser or financier of the party or a subsidiary of the party, and that person has been informed of the party's confidentiality obligations under this agreement; or

(g)that disclosure is made to a proposed third party purchaser of Shares or the Matariki Estate, which has entered into an appropriate confidentiality agreement to the satisfaction of MFG.

13.7Announcements: If a party (Disclosing Party) is required by law or by the rules of any applicable stock exchange or regulatory authority to make any announcement or disclosure relating to any matter the subject of this agreement, prior to making such announcement or disclosure, to the extent practicable in the circumstances and in the context of the relevant requirements of such law or rules, the Disclosing Party shall give the other parties (Non-disclosing Parties) at least 5 Business Days’ notice and shall consult with the Non-disclosing Parties regarding the form and content of the announcement or disclosure.

13.8Liability: For the avoidance of doubt, the liability of each party to this agreement to any other party is limited (save as required by law) to the extent expressly provided for in this agreement.

13.9Variation: No variation of this agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto, except that the MFG Shareholders may, if both of the MFG Shareholders agree, amend the provisions of Schedule Two, provided that such amendment does not impose an obligation on any party save for MFG, an MFG Shareholder or the MFG Board. If schedule two is amended pursuant to this clause, the amendment shall be deemed effective upon MFG delivering the amended schedule to all parties to this agreement.

13.10No waiver: The failure to exercise or delay in exercising a right or remedy under this agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

13.11Rights and remedies cumulative: The rights and remedies contained in this agreement are cumulative and not exclusive of any rights or remedies provided by law.

13.12Assignment: No party shall assign or transfer or purport to assign or transfer any of its rights or obligations under this agreement, except as expressly permitted herein.

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13.13Full agreement: This agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter of this agreement and constitutes the entire agreement between the parties with respect to the subject matter of this agreement, superseding all prior oral or written understandings.

13.14Further assurances: The parties shall each execute and deliver such further and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of this agreement.

13.15Counterparts: This agreement may be executed in any number of counterparts each of which when executed and delivered (including by way of email of scanned or PDF copy(s)) shall be an original, but all the counterparts together shall constitute one and the same instrument.

13.16Notices: Each notice, agreement and other communication (each a communication) to be given, delivered or made under this agreement is to be in writing but may be sent by personal delivery, post (by airmail if to another country), facsimile or email. Each communication is to be sent to the address of the relevant party set out below or to any other address from time to time designated for that purpose by at least 5 working days’ prior notice to the other parties. The initial address details of the parties are set out in schedule three.

13.17Service: A communication under this agreement will only be effective:

(a)in the case of personal delivery, when delivered;

(b)if posted locally or delivered to a document exchange, 3 Business Days in the place of receipt, after posting or delivery;

(c)if posted or delivered overseas, 10 Business Days in the place of receipt, after posting by airmail;

(d)if made by email, if sent between the hours of 9:00 am and 5:00 pm (local time) on a local business day, at the time of transmission, or if outside of those hours (local time), on the next local business day, provided that any communication received or deemed received after 5pm or on a day which is not a Business Day in the place to which it is delivered, posted or sent shall be deemed not to have been received until the next Business Day in that place.

13.18Governing law: This agreement shall be governed by and construed and interpreted in accordance with the laws of New Zealand and subject to clause 10, each party submits to the exclusive jurisdiction of the

Matariki Forestry and Matariki Forests Shareholder Agreement    Page 33

courts of New Zealand. Each party irrevocably waives any objection which it might at any time have to the courts of New Zealand being nominated as the forum to hear and determine any proceedings and to settle any disputes which are permitted by this agreement to be brought before a court, and agrees not to claim that the courts of New Zealand are not a convenient or appropriate forum.

SCHEDULE ONE

SHAREHOLDER DETAILS1

PART A

MFG

MFG Shareholders	Percentage of Shares
RCL	76.99%
WFL	23.01%

PART B

MF

MF Shareholder	Percentage MF Shares
MFG	100%

1 Note this schedule is to be updated in accordance with clause 5.5.

____________________________________________________________________________________

SCHEDULE TWO

GOVERNANCE OF MFG AND ITS SUBSIDIARIES

1.INTERPRETATION

1.1Definitions: For the purpose of this schedule:

Appointing Party means the party that appointed a director:

(a)in relation to a Director, the party that appointed that Director in accordance with clause 2.1(a) of this schedule; and

(b)in relation to an Alternate Director, the party that appointed that Alternate Director in accordance with clause 2.1(b) of this schedule;

Board means the board of directors of MFG, MF, MFT or any other Direct Subsidiary of MFG or MF, as the case may be;

Company means MFG, MF, MFT or any other Direct or indirect Subsidiary of MFG of MF, as the case may be;

Constitution means the constitution of the Company from time to time;

Direct Subsidiary means a subsidiary within the meaning of section 5(1)(a) of the Companies Act.

Director means a director of MFG, MF, MFT or any other subsidiary of MFG or MF, as the case may be;

MFT means Matariki Forests Trading Limited, a wholly owned subsidiary of MF;

Shares means an ordinary share in MFG or any other subsidiary of MFG, as the case may be; and

Shareholder means a shareholder of MFG, MF or any other subsidiary of MFG, as the case may be.

2.COMPOSITION AND PROCEEDINGS OF THE BOARD

2.1Number of directors: The directors of the Company shall be appointed as follows:

(a)each MFG Shareholder will have the power to appoint two directors; and

(b)each MFG Shareholder may from time to time appoint by ordinary resolution, or by notice in writing to the Company, any person not already a director to act as an alternate director.

2.2Board resolutions: Except as provided in this agreement, resolutions of the Board shall be deemed to be passed if approved by a majority of the votes of Directors voting thereon.

2.3Quorum: A quorum of any meeting of the Board shall include at least one Director appointed by each MFG Shareholder.

2.4Adjournment: If within 30 minutes after the time appointed for a meeting of the Board a quorum is not present the meeting is adjourned for 14 days to the same time and place unless otherwise agreed by all Directors. At least seven days' notice of the adjourned meeting shall be given, and the notice shall include a statement that it is given pursuant to this clause. If at the adjourned meeting a quorum is not present within 30 minutes after the time appointed for the meeting the Director or Directors present are a quorum.

2.5Directors’ voting rights: At a meeting of the Board, the Directors appointed by an MFG Shareholder (including their alternates) shall together be entitled to exercise a percentage of the votes which may be cast at that meeting equal to the percentage of the Shares held by the MFG Shareholder who appointed them.

2.6Interested Directors: Except as provided in this agreement including in clause 4.1 below, a Director who is Interested (as defined in the Companies Act) in a transaction entered into or to be entered into by the Company may vote on any matter related to the transaction, and shall be included in the quorum of Directors considering the transaction.

2.7Regularity of Board Meetings: Meetings of the Directors shall be held at regular intervals as shall be determined by the Board but not less frequently than quarterly, but subject to this clause 2.7 the Board may from time to time determine the schedule of such meetings.

2.8Telephone or video meetings: Up to two of the four regularly intervaled quarterly meetings of the Board per year may be held with one or more Directors participating by telephone or video conference and the other regularly intervaled quarterly meetings will be held with all Directors (or their delegate) present in person. For clarity, any emergency meeting or meeting held in addition to the regularly intervaled quarterly meetings may be held with one or more Directors participating by telephone or video conference.

2.9Conduct of meetings: Unless the Board unanimously resolves otherwise, the Board will ensure that:

(a)At least one of the regularly intervaled board meetings held in person each year will focus on health and safety;

(b)the length of board meetings will be scheduled to last no longer than two hours, subject to any unusual circumstances that arise from time that require the Board to hold a longer meeting so that the directors can properly discuss and consider matters in a manner consistent with their duties as directors; and

(c)the chairperson of each meeting will alternate between a director appointed by each MFG Shareholder.

2.10Responsibility for management: The Board shall be responsible for the overall guidance and direction of the Company. When exercising powers or performing duties, each Director may act in what the director believes is in the best interests of his/her appointing Shareholder, even though it may not be in the best interests of the Company.

2.11Indemnity on removal of Director: Any MFG Shareholder removing a director shall be responsible for and agrees with the Company and the other MFG Shareholder to indemnify the other Shareholder and the Company against all losses, liabilities and costs which the other Shareholder or the Company may incur arising out of, or in connection with, any claim by the director for wrongful or unfair dismissal or redundancy or other compensation arising out of the director's removal or loss of office.

2.12Matters requiring supermajority consent: Subject to clauses 2.13 and 2.14 of this schedule) any decision relating to any of the following matters of the Company shall require the consent of a supermajority of the Board:

(a)subject to clause 6 of this Schedule, the issue by the Company of any debenture or loan stock (whether secured or unsecured) or the creation of any mortgage, security interest, charge, lien, encumbrance or other third party right over any of the Company's assets or the giving by the Company of any guarantee or indemnity to or becoming surety for any third party;

(b)subject to clause 6 of this Schedule, any change in the capital structure of the Company, issue, buyback, cancellation, division, subdivision or consolidation of Shares, the redemption of any Class of Shares, the change to the rights attaching to Shares, the creation of any options to subscribe for or acquire any Class of Shares or the creation of any new Class of Shares;

(c)subject to clause 6 of this Schedule, any change to the distribution policy set out in the agreement or any other distribution of the Company’s assets;

(d)pursuit or settlement by the Company of any litigation with a potential value in excess of 3% of the appraised value of the land and forestry assets of the Company determined by reference to the most recent forestry valuation and land valuation carried out by the Independent Valuers;
(e)approval or amendment of annual operating plans or budgets or any activity outside the scope of the annual operating plan or budget of the Company
(f)any change in the nature of the Company’s business;

(g)the making of any loan by the Company (other than normal trade credit);

(h)subject to clause 6 of this schedule, the creation, amendment to, renewal or extension of any borrowing facility or facilities by the Company to the extent such facilities alone or in aggregate exceed 20 (twenty) per cent of the then valuation of the Matariki Business as determined by the Independent Valuer,

(i)subject to clause 6 of this schedule, the acquisition or construction or lease of items of tangible or intangible property other than in accordance with the approved annual operating plans or budgets;

(j)any transaction by the Company with any Shareholder or with any Related Person of a Shareholder;

(k)the assignment, sale or other disposal in any 12 month period of any asset or related group of assets (other than stumpage and logs) of the Company having a net book value in aggregate of 3% of the appraised value of the land and forestry assets of the Company determined by reference to the most recent forestry valuation and land valuation carried out by the Independent Valuers or more, other than in accordance with the approved annual operating plans or budgets;
(l)appointing any committee of the board or delegating any of the powers of the board to any committee;

(m)entry into any contract other than on arms-length terms;

(n)any change in the external forest certification for Matariki Forests (being the Forestry Stewardship Council); and

(o)any change to the independent forestry valuer appointed to Matariki outside of the three-yearly appointment of the independent forestry valuer made by the Board;

(p)any change in the accounting policies, save to the extent required by applicable law or accounting standards or the Company’s auditors.

2.13Proceedings if Company is in financial distress: If an “Event of Default” or “Event of Review” (however defined) occurs under any debt facility agreement, for which the indebtedness owed ranks in priority to the debt owed under the Investor Loan Facility, the Board shall be entitled to resolve, by a supermajority of the Board to raise equity (on a pro-rata basis) amongst existing Shareholders and Classes of shares already on issue, and/or to incur further debt on behalf of the Company.

2.14Shareholder approval: Subject to clause 6 of this schedule, the following matters (which for the avoidance of doubt exclude any issue of securities) shall be approved by the Shareholder(s) following approval by a supermajority of the Board:

(a)the acquisition of, or an agreement to acquire, whether contingent or not, assets the value of which is more than 20% of the value of the Company’s assets before the acquisition; or

(b)the disposition of, or an agreement to dispose of, whether contingent or not, assets the value of which is more than 20% of the value of the Company’s assets before the disposition; or

(c)a transaction that has or is likely to have the effect of the Company acquiring rights or interests or incurring obligations or liabilities, including contingent liabilities, the value of which is more than 20% of the value of the Company’s assets before the transaction; or

(d)any alteration to, or revocation of, the constitution; or

(e)any arrangement for any joint venture or partnership; or

(f)the merger, amalgamation, liquidation or winding up of the Company; or

(g)any acquisition by the Company of any part of the issued share capital or of the assets and undertaking of another company or entity; or

(h)an application for quotation of any shares or other securities of the Company on any securities exchange.

2.15D&O Insurance: The MFG Shareholders will procure that MFG will effect insurance for the directors of the Company, in respect of:

(a)liability, not being criminal liability, for any act or omission by him or her in such capacity;

(b)costs incurred by him or her in defending or settling any claim or proceeding relating to any such liability; or

(c)costs incurred by him or her in defending any criminal proceedings that have been brought against the director in relation to any act or omission in his or her capacity as a director and in which he or she is acquitted.

3.DISTRIBUTIONS

3.1Profits to be distributed: The full amount of the Company’s net cash profits available for distribution (within the meaning of section 2 of the Companies Act) in respect of each financial year during the term of this agreement after the provision of working capital and making such transfers to reserves and provisions as in the opinion of the Board ought reasonably to be made, shall be distributed by the Company to the Shareholders by way of distributions on not less than an annual basis, or as and when the Board determines fit (unless the parties agree otherwise).
4.ENFORCEMENT OF COMPANY’S RIGHTS

4.1Actions against Shareholders: Any right of action which the Company may have in respect of breach or alleged breach of any agreement between the Company and a Shareholder or Related Person of a Shareholder shall be prosecuted by the Directors of the Company appointed by the Appointing Party representing the Shareholder which is not, or whose Related Person is not, responsible for the breach. Those Directors shall have full authority on behalf of the Company to negotiate, litigate and settle any claim arising out of the breach or exercise any right of termination arising out of the breach and the Shareholders shall take all steps within their power to give effect to the provisions of this clause.

5.RECORDS AND FINANCIAL INFORMATION

5.1Financial year: Each financial year of the Company shall end on 31 December unless otherwise determined by the Board.

5.2Books and records: The Board shall procure the Company to maintain accurate and complete books, records, accounts, statements and documents of the operation business and financial affairs of the Company, all of which shall be available to the Board for the purpose of inspection and making copies and taking extracts.

5.3Financial statements: The Shareholders shall procure that the Board will prepare and deliver to each of the Shareholders financial statements in respect of the Company consisting of a balance sheet, statement of cash flows and statement of profit and loss, together with such other statements as are advisable, prepared in accordance with international financial reporting standards, as follows:

(a)unaudited monthly financial statements (which shall include a detailed balance sheet, a detailed statements of profit and loss, and cashflow statements, with comparison to budget and forecast) shall be prepared and delivered to each of the Shareholders within 15 days after the end of each month; and

(b)audited annual financial statements, accompanied by the report of the auditors thereon, shall be prepared and delivered to each of the Shareholders within three months after the end of each financial year of the Company, provided that all or any of the above requirements may, to the extent permitted by applicable law, be waived by unanimous resolution of the Board.

5.4Additional financial information: The Shareholders shall procure that the Company will prepare and deliver to each of the Shareholders such further or other reports and statements concerning the operation, business and financial affairs of the Company as the Board may from time to time consider necessary or advisable, it being the intent of the Shareholders that each of them shall be kept fully and regularly informed regarding the Company.

6.ACQUISITIONS APPROVAL

6.1Permitted Acquisitions: The MFG Shareholders and the Company have agreed to the Company applying up to $50,000,000 for each financial year to acquire or invest in forestry related assets or investments (Forestry Investments), subject to approval by the Board (the “Acquisitions Approval Cap”), provided that:
(a)any such acquisitions of Forestry Investments made must, subject to clause 6.1(c) and (d) below) be funded out of reserves, working capital or borrowings. No MFG Shareholder or other party to this agreement shall assume any obligation to provide funding in the absence of sufficient reserves, working capital or borrowing capacity to fund the acquisition of Forestry Investments up to the Acquisitions Approval Cap in any financial year of the Company;
(b)Reserved.
(c)the Company may enter into new borrowing arrangements for the purpose of acquiring Forestry Investments within the Acquisitions Approval Cap for that financial year without requiring the consent of a supermajority of the Board provided that the aggregate borrowings of MFG does not exceed 20% of the net assets of MFG (including the value of any Forestry Investments proposed to be acquired with those borrowings); and
(d)profits of the business may be set aside to reserves and provisions for the purpose of funding acquisitions of Forestry Investments within the Acquisitions Approval Cap in accordance with clause 3.1 of this Schedule with the consent of a supermajority of the Board or consent of the MFG Shareholders (subject to compliance with the Companies Act 1993).

7.IMPASSE
7.1Impasse and escalation: In the event that a resolution is put to the Board for supermajority approval pursuant to any of clauses 2.12(a), 2.12(b), 2.12(c), 2.12(d), 2.12(e), 2.12(g), 2.12(h), 2.12(i) or 2.12(k) of this schedule and a majority, but not a supermajority, of the votes of the Board are in favour of that matter (Impasse), then:
(a)either MFG Shareholder may give notice to the other MFG Shareholder notifying that it considers an impasse has been reached with respect to that matter and providing for a place (which may be by teleconference) and time for meeting for senior executives of each MFG Shareholder to discuss and negotiate a way forward from the Impasse, not being earlier than five Business Days or later than 20 Business Days from the date of the notice (Impasse Notice);
(b)in the event that senior executives of the MFG Shareholders do not meet at the time and place specified in the Impasse Notice, or following the Impasse Notice, the MFG Shareholders have not agreed an appropriate way forward, then either party may, within a further 20 Business Day period, refer the Impasse to "baseball arbitration" pursuant to clause 7.2 of this schedule.
7.2Baseball arbitration: If an Impasse is referred to "baseball arbitration" under clause 7.1 of this schedule, the following provisions will apply.
(a)The MFG Shareholder referring the Impasse to "baseball arbitration" will provide a notice to the other MFG Shareholder setting out what it considers to be the Impasse and the matters that need to be agreed to resolve the Impasse. The MFG Shareholder that receives that notice will, within five Business Days of receipt, if it considers other matters need to be agreed to resolve the Impasse, notify the other MFG Shareholder of those matters. Only those matters contained in these notices will be determined by the "baseball arbitration".
(b)An independent expert suitably qualified and experienced in forestry related investments will be appointed by agreement of the MFG Shareholders, or, failing the MFG Shareholders agreeing to an expert within five Business Days, will be appointed by the New Zealand Institute of Forestry (Expert).
(c)From the date of appointment of the Expert, each MFG Shareholder will have five Business Days to submit to the Expert one written submission setting out, as its "final best offer", a single proposal to resolve the matters that need to be agreed to resolve the Impasse (the Submissions). Each Submission must be no longer than eight A4 pages each (but may include any reasonable and appropriate attachments such as valuation information or forestry maps or source data relevant to the Submission, which will not be taken into account in the page limit).
(d)Upon receipt of the Submissions, the Expert will provide copies of the same to each of the MFG Shareholders. Each MFG Shareholder will have five Business Days from the date of receipt of the other MFG Shareholder's proposal to submit to the Expert a written response to the other MFG Shareholder's Submission, which must be no longer than four A4 Pages together with any supporting attachments that may reasonably be provided. At any time up until the time of determination by the Expert, the MFG Shareholders may mutually agree an appropriate way forward and terminate the "baseball arbitration".

(e)Upon receipt of both of the responses, the Expert will select a single Submission that, in the determination of the Expert, most closely conforms to the commercial circumstances of MFG and its subsidiaries and is the most fair and reasonable to the MFG Shareholders in light of the totality of the circumstances (Determination). For clarity, the Determination must be of a single Submission and not a combination of the Submissions or be a resolution that was not one of the Submissions. In the absence of manifest error, the Determination is final and binding on the parties. For the purposes of clause 2.12, the approval of a supermajority of the Board will be deemed to have been given to any matter necessary to give effect to the Determination.
7.3Costs: The Expert's fees must be shared equally between the MFG Shareholders.
7.4Expert: The Expert will act as an expert and not as a mediator or arbitrator and the Arbitration Act 1996 will not apply to this clause.

SCHEDULE THREE

ADDRESS DETAILS OF THE PARTIES

RAYONIER CANTERBURY LLC

Physical Address:        1 Rayonier Way
    Wildlight, FL 32097
USA

Attention:            David Nunes

Email:                david.nunes@rayonier.com

WAIMARIE FORESTS PTY LIMITED

Physical Address:        c/- Grant Thornton
Level 17, 383 Kent Street
Sydney, NSW 2000
Australia

Attention:            R Deepan

Email:                rdeepan@au.gt.com

With a copy to:        Vince Cao

Floor 4, 24 Old Bond Street
London
W1S 4AW

Email:                vincecao@staffordcp.com

MATARIKI FORESTRY GROUP AND MATARIKI FORESTS

Physical Address:        Level 5
32-34 Mahuhu Crescent
Auckland

Attention:            Brendan Slui

Email:                brendan.slui@rayonier.com

PHAUNOS TIMBER LIMITED

Physical Address:        JTC Fund Solutions (Guernsey) Limited
Ground Floor

Dorey Court Admiral Park
St Peter Port
Guernsey GY1 2HT

Attention:            Ashley Senner

Email:                ashley.senner@jtcgroup.com

With a copy to:        Vince Cao

Floor 4, 24 Old Bond Street
London
W1S 4AW

Email:                vincecao@staffordcp.com

SCHEDULE FOUR

PARTITION PLAN PRINCIPLES

The following principles will govern the preparation and implementation of the Partition Plans:
(a)Commercially practical, fair and equitable: The division of the Parcels is intended to be undertaken in a commercially practical and fair and equitable manner.
(b)Minimise Cash Boot: Subject to paragraph (f) of this schedule, RNZ will be instructed, in developing the Partition Plan, to seek to minimise the Cash Boot.
(c)Other Assets and Liabilities: Any assets and liabilities which directly relate to and are divisible with the relevant land or forestry assets in a Parcel should be included in that Parcel and taken into account in determining its value. Other assets and liabilities of MFG or its subsidiaries should not be included in any Parcel and should be valued by the Independent Valuers in accordance with clause 12.1(b) and shall instead remain respectively an asset and liability of MFG or its relevant subsidiary, and the net value of deficit of the Other Assets and Liabilities shall be taken into account in determining the amount of any Cash Boot, the aim of this provision being to ensure that there is no material distinction between the value an MFG shareholder would receive if the provisions of clause 3.4.(Sale Notice) and clause 3.5 (Valuation of a Sale Interest) applied as opposed to the Partition Plan
(d)Valuation: The valuation of the Parcels will be determined by the Independent Valuers in accordance with the provisions in clause 12.1 as if the net assets to be valued belonged to a company which held only the net assets allocated to the relevant Parcel.
(e)Geographic regions: Geographical regions where the land and forestry assets are located should, where practicable, be allocated in whole, and not in part. Relevant data, supply agreements and offtake agreements should be allocated where they most obviously belong or proposals for short term sharing of contracted services included. The Parcels should be presented with a view to maximising the operational efficiency of the bundle of land and forestry assets included. So far as practicable, each Parcel should include at least one whole region and should not include land and forestry assets comprising parts only of more than one geographical region.
(f)Tax (including GST): The parties intend that the Partition Plan be neutral from a GST perspective and should be implemented so as to minimise to the extent reasonably practicable and permitted by law any tax liabilities or transaction costs arising for the MFG Shareholders (and their Related Persons) and MFG (and its subsidiaries) as a consequence of the Partition Plans. The Partition Plans may require the parties to make such registrations or filings, or give such notices, or take such other similar steps, as may reasonably be necessary to achieve this (such steps to be specified in the Partition Plans).
(g)Up to date valuations: RNZ will obtain an up to date valuation of each of the Parcels from Independent Valuers appointed pursuant to clause 12.1 in presenting the Partition Plans and the Parcels comprised in the Partition Plans. The parties acknowledge that the Independent Valuers' valuation prepared pursuant to clause 3.5 may need to be updated in the process of preparing the Partition Plans to specify value in such detail as reflects all the land and forestry assets components of each Parcel. Either party may request that this level of detail be provided and the MFG Shareholders will procure that the valuation is updated for this purpose, the cost of which will be borne by MFG.
(h)Professional advisors: RNZ will seek advice from such professional advisors, including tax and legal advisors, as RNZ determines necessary.
(i)Intellectual property: Intellectual property will be given a nil value. For clarity, information relevant to a Parcel such as tree growth data by area, historical records of performance and other typical forestry management data such as mapping, inventory and records relevant to a Parcel will remain with (and be transferred with) that Parcel, but the information will be given a nil value for the purpose of valuing the Parcel.
(j)Company names: The right to use the company names and use of the word "Matariki", will be retained by the Non-Selling Shareholder. The company names and use of the word "Matariki" will be assumed to have nil value in any calculation of the value.
(k)Subsidiaries: The shares held by MFG in MF, and by MF in its subsidiaries, will not be included in any Parcel and will remain owned by MFG or MF (respectively) immediately following the Partition.

SCHEDULE FIVE

PARTITIONING PRINCIPLES FOR CONTRACTUAL ARRANGEMENTS
While a partitioning of Matariki Forest estate will have an impact on forest contractors, customer log sales and export log volumes to AVA timber, with good collaboration and a prescribed process, a partitioning at any level can be accommodated without disadvantaging either of the principals or the contracted parties (in relation to contractual commitments), as outlined below. To provide for an orderly transition if requested by Stafford, Rayonier New Zealand will provide management services for the partitioned forests for 12 months on a cost basis that mimics what it was at time of separation. All related forestry records will follow the forests. A possible exception could be environmental certification if the new manager of a Stafford partitioned estate was not already a holder of FSC or PEFC certification.

Stakeholders	Principles
Forest contractors
•Contractual responsibilities/liabilities will go with the relevant assets as partitioned per the current BOD approved MF Management Plan. For example, if a Region were split on a 75% RYN – 25% Stafford split and there was an existing harvest agreement for a remaining 100k tonnes allocated generically across this Region, then RYN would receive 75k tonnes of harvesting capacity and Stafford 25k tonnes of harvesting capacity over the remainder of the term of that agreement. There may be cases where a contract is for a specified forest that may require a specific harvest system. Under such circumstances, these contracts will continue to travel with that forest as established with the contractor.
•Any contractors working on the MFT estate are operating under MFT’s standard contract terms. These contracts specify an agreement to engage the contractor’s services for a period typically up to 3 years.
•Work is defined to a generic program level (e.g., 75k tonnes per annum, 400 ha replant, etc.) and to a specific Sale Area or Stand Level once the specific work schedules have been confirmed and contract rates agreed.
•These agreements generally provide for assignment by either party but require counterparty approval which cannot be unreasonably or arbitrarily withheld. This does not apply to harvesting agreements which specifies that MFT’s interest can be assigned by MFT on notice to the contractor.
•In any event where counterparty consent is required, such partial assignment of MFT’s interest is not expected to be problematic, so long as the contractor can be given some comfort that its rights under the relevant agreement will remain unaffected.
•If partitioning bisects existing contractual commitments, the respective work programs of these contracts will need to continue to be stapled to the relevant forests regardless of ownership, unless otherwise negotiated.
•The principals will need to collaborate in good faith to honor all the contractual commitments made to the affected contractor(s) in a manner which minimizes costs and operational disruptions while also achieving compliance with relevant regulatory requirements.
•The principals will need to develop and agree to a joint work plan guided by the MF Management Plan that enables the contracted work schedules to be completed across the partitioned estates or until the original contract term expires, whichever comes first.
•As well as keeping contractors whole on the contracted work schedule, other commitments may also need to be recognized through either a full or partial assignment, e.g., most of the harvesting and silviculture contracts have a Future Work clause as highlighted below:

•MFT Harvesting Agreements:
Future Work:
MFT wishes to be able to provide work to those incumbent contractors who can satisfactorily demonstrate to MFT material initiatives in which the MFT contractor objectives can be met to the mutual benefit of both MFT and the applicable contractor, and in particular such initiatives which materially reduce the Base Unit Rate and enhance safety performance. It is MFT's intention that should the Contractor demonstrate and commit to making such improvements and, subject to the performance measures contained in this Agreement being fully met, then MFT will look to negotiate and complete a new agreement with the Contractor that will become effective from the Expiry Date or such other date as the parties may agree. For the avoidance of doubt no express or implied guarantee of future work is made or contained in this Agreement.

MFT Policy on Tendering of Sale Areas:
It is MFT's intention to allocate a portion of its planned regional annual cut each year by invited tender.
•MF Silviculture Agreements:
Future Work:
MF wishes to be able to provide work to those incumbent contractors who can satisfactorily demonstrate to MF material initiatives in which the MF Contractor objectives can be met to the mutual benefit of both parties and in particular such initiatives which materially reduce the base unit rate and enhance safety performance. It is MF’s intention that should the Contractor be able to demonstrate and commit to making such improvements and subject to the performance measures contained in this Agreement being fully met then MF will look to negotiate and complete a new Agreement with the Contractor that will become effective from the expiry of the Term or such other date as the parties may agree. For the avoidance of doubt no express or implied guarantee of future work is made or contained in this Agreement.

Env. Certification	•Environmental certification (FSC & PEFC) is understood to be personal to the Holder and therefore is unlikely to be automatically passed on to any other party.
Customers
•Consistent with the principles established for forest contractors, log sale and wood supply agreements should be allocated similarly based on partition split where such agreements are generic across the geography or travel with a forest if specified contractually for reasons such as log grade or wood properties (e.g., pruned grade or wood density).
•MFT customer contracts are now all based off MFT template terms.
•MFT template terms for log supply provide that consent to assign from the other party is required but that consent cannot be arbitrarily or unreasonably withheld.
•Supply contracts tend to be relatively short term (12-24 months) with quarterly or 6 monthly price and volume reviews.
•While there will not necessarily be a contractual requirement to deliver some form of pro-rata supply from the partitioned estates, this may be called for by customers as appropriate to keep them whole on log supply, at least for an interim supply period.

AVA Timber
•In relation to export sales the provisions of the AVA Umbrella Agreement (clause 10.4) is copied below. The key relevant part of this clause is highlighted yellow below:
10.4 Loss of Timberlands: In the event that an Interest Holder ceases to manage or own (directly or indirectly) a material proportion (but still manages or owns some) of the timberlands that it manages or owns (directly or indirectly) as at the date of this agreement, the Interest Holders will, for a period of up to 20 Business Days after becoming aware of that event (the Interest Holder being the subject of such event having notified the other parties as soon as reasonably practicable), consult with the other Interest Holder for the purposes of considering whether an amendment to this agreement and any Related Agreement is required to reflect the effect of the resulting change in volume of logs and, if so, agreeing on the terms of such amendments. If agreement is not reached within that 20 Business Day period, either Interest Holder may issue a Termination Notice to the Interest Holder pursuant to clause 10.2(c) (such Termination Notice being subject to the 180 day expiry period, but not needing to expire 3 years and 180 days after the date of this agreement). In the event that the management or ownership of timberlands is transferred to a third party, both Interest Holders agree to negotiate with each other in good faith as to whether that third party could either be invited to process its export volumes through the Joint Venture, or acquire an interest in the Limited Partnership and become a party to the Joint Venture and any amendments to this agreement and the Related Documents that would be required for that purpose. For the purposes of this clause 10.4, a "material proportion" means such proportion of the Interest holder's timberlands as materially undermines the export scale and efficiency benefits to an Interest Holder resulting from consolidating the parties' export operations through the Joint Venture.
•The highlighted text should provide sufficient flexibility to ensure that neither party should be disadvantaged in the event of a partition of the MF estate. The principals agree to negotiate in good faith for the partitioning of MF’s current interest in the LP by their pro rata share with other LP holders. For example, if MF’s current interest in AVA is 50% and the partitioned asset is 23%, then the partitioning party would acquire an 11.5% of AVA JV reducing MF’s interest.

•In the event of a partitioning of AVA, the minority party will give preemptive rights for their interest in AVA to the majority owner of MF.

SCHEDULE SIX
WORKED EXAMPLE OF PARTITION PLAN (CLAUSE 3.8)